FOR IMMEDIATE RELEASE-

July 9, 2012

COMPANY CONTACT:

Kendra Berger

Chief Financial Officer

NTN Buzztime, Inc.

(760) 438-7400

CCG CONTACT:

Mark Collinson

Senior Partner

CCG Investor Relations

(310) 954-1343

NTN Buzztime, Inc. Announces Reorganization

Adds New Board Director as Berg assumes Interim CEO Role

CARLSBAD, Calif., July 9, NTN Buzztime, Inc. (NYSE MKT: NTN) today announced that it has realigned its operating and cost structure to sharpen its focus on product development and customer retention, made an important addition to its Board, appointed Vladimir Edelman to role of Chief Product Officer and that Chairman Jeff Berg has assumed the interim CEO role.

The Company has realigned staffing and costs in order to create savings necessary to invest in a product transformation that is expected to include a more robust marketing services platform designed to acquire, activate and retain customers for our subscribers using loyalty and messaging programs while also enabling additional participation in Buzztime games via smartphones and consumer tablets for play in and out of venues. Nineteen staff positions have been eliminated and the top three executives have taken voluntary salary reductions. In all, the Company estimates these changes will reduce costs by $2.3 million on an annualized basis once fully implemented and excluding any severance costs.

“We are intent upon reinvesting these cost savings in ways that are designed to significantly improve the return on investment of Buzztime to our venues and increase the engagement of Buzztime by their patrons. We intend to invest more aggressively in product, marketing services and mobile devices and to also focus more on retention while we’re in the midst of transforming our product,” said Jeff Berg, Chairman of the Board of Directors. “We need to focus more aggressively on product transformation, both near-term and long term, to provide clients more ROI and to attract more consumers. Once we have that more fully developed, we can focus on growing the network, but until then we need to develop a more robust, engaging product and that’s going to be our focus over the next year.”

The Company also announced that Jeff Berg has assumed the interim CEO role and that Paul Yanover has been appointed to its Board of Directors effective July 2, 2012. Additionally, in recognition of his growing strategic role, Vladimir Edelman has been appointed as Chief Product Officer. Mr. Edelman previously served as the Company’s Chief Content Officer.

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"The Board of Directors and the Company welcome Paul’s help to affect a more rapid transformation of the product and the business," said Jeff Berg. “Paul is all about product and engaging consumers and his experience in the development and monetization of digital media, marketing and game environments will be of tremendous help to us as we transform our product and expand the marketing services platform of Buzztime.”

Mr. Yanover leads Lookout Interactive Media, a consulting practice focused on strategy, product development, marketing and monetization for digital media, technology and entertainment companies. He was most recently executive vice president and managing director of Disney Online, where he oversaw all Disney-branded strategic, creative, technical, and marketing initiatives on the Internet and mobile web, including Disney.com, Disney on line’s suite of premium products including online worlds Club Penguin, Pixie Hollow and Toontown, and a network of family-targeted sites. Earlier he was senior vice president in charge of Disney’s Parks and Resorts Online, and was founding executive of the Buena Vista

Game Entertainment Studio, a new startup within Disney created to develop online and mobile games across connected and emerging platforms.

He was also co-founder and CEO of Ceiva Logic, a consumer electronics company featuring the world’s first Internet-connected digital picture frame and digital picture-sharing network. Mr. Yanover holds a double honors Bachelor of Science degree in computer science and economics from the University of Western Ontario, and a Master of Computer Science from the University of Southern California.

About NTN Buzztime, Inc.

NTN Buzztime, Inc. (NYSE MKT: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by approximately 3,800 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools.  With over 2,500,000 registered consumers and more than 52,000,000 games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants attract new customers, turn casual visitors into regulars, and give guests a reason to stay longer.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about investing in the business, business initiatives, expected costs savings, transforming the company’s products and the effects thereof on the company’s business. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of adverse economic conditions, failure of customer and/or player demand, the impact of alternative entertainment options and technologies, competitive products, and pricing, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and, except as required by law, NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

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